Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the use of our report dated January 23, 2003 (except Note 17, as to which the date is January 28, 2003), with respect to the consolidated financial statements of Docent, Inc. as of December 31, 2002 and 2001, and for the years then ended, included in the Annual Report on Form 10-K of Docent, Inc. for the year ended December 31, 2002, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A.

/s/    ERNST & YOUNG LLP

San Jose, California

February 9, 2004